UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 12, 2012

VAPOR CORP.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-19001	84-1070932
(Commission File Number)	(IRS Employer Identification No.)

3001 Griffin Road Dania Beach, Florida	33312
(Address of Principal Executive Offices)	(Zip Code)

(888) 766-5351

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On December 12, 2012, Vapor Corp. (the “Company”) entered into an employment agreement with Christopher Santi to serve as its Chief Operating Officer, the terms and conditions are summarized below.

There is no arrangement or understanding between Mr. Santi and any other person pursuant to which he was selected as an officer of the Company. There are no family relationships between Mr. Santi and any executive officer or director of the Company. Prior to being appointed as Chief Operating Officer of the Company, Mr. Santi, age 42, served as Director of Operations of the Company since October 24, 2011. On March 30, 2012 Mr. Santi received a 10-year option to purchase up to 100,000 shares of the Company’s common stock at an exercise price of $0.23 vesting annually at the rate of 25,000 per year, and there are no other transactions in which Mr. Santi has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Santi served as the national sales manager of Collages.net from November 2007 to October 2011. From March 2001 through October 2007, Mr. Santi was the principal and served as the president of Santi Management Corporation. Mr. Santi holds a Bachelor of Arts from Lehigh University in Psychology as well as a Master of Arts from the Miami Institute of Psychology.

On December 12, 2012, the Company entered into the aforesaid employment agreement with Mr. Santi pursuant to which Mr. Santi will be employed as Chief Operating Officer of the Company for a term that shall begin on December 12, 2012, and, unless sooner terminated as provided therein, shall end on December 11, 2015; provided that such term of employment shall automatically extend for successive one-year periods unless either party gives at least six months’ advance written notice of its intention not to extend the term of employment. Mr. Santi will receive a base salary of $156,000, increasing to $162,000 and $170,000, respectively, for the second and third years of the employment agreement. Mr. Santi shall be eligible to participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Company’s Board of Directors in consultation with Mr. Santi for executive officers of the Company.

In addition, the Company may terminate Mr. Santi’s employment at any time, with or without cause (as defined in the employment agreement), and Mr. Santi may terminate his employment with the Company without or for good reason (as defined in the employment agreement), provided that termination by either party is subject to advance written notice and, in most instances, the satisfaction of other conditions. Under the employment agreement, in the event Mr. Santi’s employment is terminated by the Company without cause or by Mr. Santi for good reason, Mr. Santi will be entitled to receive severance benefits equal to two months of his base salary for each year of service. In addition, Mr. Santi will receive a 10-year option to purchase up to 100,000 shares of the Company’s common stock at an exercise price of [$0.25], vesting monthly at the rate of 2,777.8 per month. Mr. Santi’ employment agreement also contains term and post-termination non-solicitation, confidentiality and non-competition covenants.

The above summary of the Mr. Santi’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed herewith as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Vapor Corp. and Christopher Santi, dated December 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: December 13, 2012	By:	/s/ Harlan Press
Name: Harlan Press
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Vapor Corp. and Christopher Santi, dated December 12, 2012.